Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Form S-11 of Clipper Realty Inc. of our report dated October 9, 2015 relating to the statement of revenues and certain expenses of the properties located at 50 Murray Street and 53 Park Place in the Tribeca neighborhood of New York, New York, for the year ended December 31, 2013, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in the Prospectus.

/s/ BERDON LLP

New York, New York
December 7, 2016